Potomac Funds
                                 ("Registrant")
                                   Form N-SAR
                               File No. 811-08243
               For the Semi-annual Period Ended February 29, 2004


Exhibit Index

Sub-Item 77L:  Changes in Accounting Principles and Practices


Sub-Item 77L: Changes in Accounting Principles and Practices

Effective September 1, 2003 the Funds changed their accounting method for all swap contracts. Adopting this change in accounting method does not affect a Fund's net asset value, but changes the classification of the interest and dividend components of the swap contracts to realized or unrealized gain/loss from net investment income in the Statement of Operations. For the period ended February 29, 2004, the realized gain/loss on swaps increased/decreased by $12,445, ($5,557), ($104,605), ($76,026), and ($15,282) for the U.S. Plus Fund,
U.S./Short Fund, Small Cap Plus Fund, Small Cap/Short Fund, and the Dow 30/Short Fund, respectively. For the period ended February 29, 2004, the unrealized gain/loss on swaps increased/decreased by $515, ($218), ($42,121), ($1,957), and ($95) for the U.S. Plus Fund, U.S./Short Fund, Small Cap Plus Fund, Small Cap/Short Fund, and the Dow 30/Short Fund, respectively.






                                                          Exhibit - Sub-Item 77L